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Innovus Pharma Signs License and Distribution Agreement with

Ovation Pharma for CIRCUMserum™ in Morocco

Company to receive up to $11.25 million in milestone payments

LA JOLLA, Calif., September 9, 2013 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTC: BB: INNV) announced today it has entered into a license and distribution agreement with Ovation Pharma SARL (“Ovation Pharma”) under which Innovus Pharma granted to Ovation Pharma an exclusive license to market and sell Innovus Pharma’s topical treatment for reduced penile sensitivity, CIRCUMserum™, in Morocco. Ovation Pharma may pay Innovus Pharma up to approximately $11.25 million for commercial milestones. In addition, Ovation Pharma has agreed to certain upfront minimum purchases of CIRCUMserum based upon an agreed upon transfer price and yearly minimum purchases.

Bassam Damaj, President and Chief Executive Officer of Innovus Pharma commented, "We are very excited about this major North African collaboration with Ovation Pharma and we look forward to expanding the reach of our CIRCUMserum product for reduced penile sensitivity in Morocco. This is an important milestone in our strategy to make CIRCUMserum available worldwide and the successful continuation of the execution of our commercialization strategy of the Company."

About CIRCUMserum and Reduced Penile Sensitivity

CIRCUMserum is a proprietary daily-use topical cream specifically designed for circumcised men. CIRCUMserum is a blend of essential botanical oils and other FDA-GRAS (generally recognized as safe) ingredients and is intended to be part of a man’s daily grooming regimen. CIRCUMserum works by making the skin more sensitive with the continuous use of the products and it is packaged in a proprietary 10ml airless metered dosing pen for ease and accuracy of dosing. For more information visit www.CIRCUMserum.com.

Reduced Penile Sensitivity (“RPS”) results from a gradual loss of penile sensitivity over time. As a person ages, the dulling effect can increase. RPS can happen at any age and its prevalence is consistent across all ages. According to the CIA’s World Factbook, over 98 percent of Moroccan men are circumcised, representing a group of approximately 15 million individuals. Recent medical studies identify a correlation between circumcision and reduced sensation. The British Journal of Urology International reports that circumcised men can experience up to a 75 percent reduction in sensitivity compared to men who are not circumcised. In a user survey conducted by Centric Research Institute, 75 percent of circumcised participants reported an increase in sensation and greater sexual satisfaction after regular use of the product and 80 percent reported feeling results after just 14 days of using CIRCUMserum.

About Ovation Pharma SARL.

Ovation Pharma, headquartered in Casablanca, Morocco, is a fast-growing specialty pharmaceutical company that in-licenses, promotes and markets prescriptions and OTC products. Ovation Pharma’s expertise in medical promotion, regulatory affairs and marketing strategy allows it to be a partner of choice for multinational corporations expecting to break into the Moroccan pharmaceutical market with emerging products.

About Innovus Pharmaceuticals, Inc.

Innovus Pharma, headquartered in La Jolla, California, is an emerging pharmaceuticals company that delivers innovative and uniquely presented and packaged health solutions through its over-the-counter medicines and consumer and health products.

For more information, go to www.innovuspharma.com.

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Innovus Pharma’s Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to: receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether Ovation Pharma will successfully market and sell CIRCUMserum in Morocco and whether Innovus Pharma will receive milestone payments from such sales. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:

Kevin Holmes

Chesapeake Group

info@chesapeakegp.com

T: 410-825-3930

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